AUTOMATIC YRT REINSURANCE AGREEMENT

("AGREEMENT")

Between

AMERICAN NATIONAL INSURANCE CO.

(A corporation organized under the laws of the state of Texas, having its principal place of business in Galveston, Texas;
hereinafter referred to as the CEDING COMPANY)

and

ACE LIFE INSURANCE CO.

(A corporation organized under the laws of the state of Connecticut, having its principal place of business in Stamford, CT;
hereinafter referred to as the REINSURER)

Effective Date of this Agreement:
(hereinafter referred to as the EFFECTIVE DATE)
April 14,2008

Agreement No.
08-010-TL

Table of Contents

Article 1; Parties and Scope of Agreement		1
	D. Automatic Coverage	1
	E. Exceptions to Automatic Coverage	2
	F. Retention Warranty and Underwriting Representations	2
Article 11, Commencement and Termination of Liability		4
Article 111, Oversights and Clerical Errors		5
Article IV, Plan of Reinsurance		6
Article V, Reinsurance Premiums		6
Article VI, Reinsurance Administration		8
Article VII, Settlement of Claims		10
Article VIII, Policy Changes		13
	A. Changes	13
	B. Reinstatements	13
	C. Continuations	13
Article IX, Terminations and Reductions		14
Article X, Inspection of Records		15
Article XI, Insolvency		16
Article XH, Negotiation		17
Article XIIL Arbitration		18
Article XIV, Right to Offset Balances Due		19
Article XV, Taxes		20
Article XVI, Confidentiality		21
Article XVH, Entire Agreement		22
Article XVHI, Severability and Article Names		23
Article XIX, Duration of Agreement		24
Article XX, Change of Control		25
Article XXI, Other Provisions		26
	A. Notifications	26
	B. Assignment	26
	D. Survival	26
	E. No Waiver	26
	F. No Third Party Beneficiaries	26
	G. Applicable Law and Construction	26
Article XXII, DAC Tax: Treasury Regulation Section 1.848-2(g)(8) Election		27
Article XXHL Execution of Agreement		28

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008                                                                i

Schedules and Exhibits:

Schedule A                                Reinsurance Specifications
Exhibit I                                Reinsurance Premium Rates
Exhibit Il                                Reinsurance Premium Allowances
Exhibit III                                Underwriting Guidelines

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008                                                                ii

Article I, Parties and Scope of Agreement

A.
Parties to the Agreement. This Agreement is an indemnity reinsurance agreement between the CEDING COMPANY and the REINSURER. The CEDING COMPANY and the REINSURER are also collectively referred to as the Parties in this Agreement. This Agreement will be binding upon the Parties and their respective successors and permitted assigns.

B.
Compliance. Business covered under this Agreement is limited to insurance policies and riders, if any, described in Schedule A as "Plans of Insurance Benefits Covered", (“Policies") issued by the CEDING COMPANY in jurisdictions in which it is properly licensed and/or authorized to do business. Policies ceded under this Agreement must comply with all laws, regulations, judicial, and administrative orders ("Laws") applicable to the business reinsured under this Agreement, including without limitation all applicable anti-money laundering, OFAC, and Patriot Act legislation and related regulations. Those Policies that do not comply with all applicable Laws shall be excluded from this Agreement (unless otherwise specifically covered by a written agreement of REINSURER.)

C.
Scope. On and after the EFFECTIVE DATE of this Agreement, subject to all the Reinsurance Specifications set forth in Schedule A, the CEDING COMPANY shall reinsure with the REINSURER Policies (including riders, if any) of life insurance written directly by the CEDING COMPANY. However, the REINSURER does not participate in cash surrender values, policy loans, dividends, or paid up additions of the covered Polices. The reinsurance covered under this Agreement shall be subject to the same terms, conditions, limitations and restrictions as those contained in the Policy issued by the CEDING COMPANY. Any reinsurance covered under this Agreement shall employ the same underwriting classification as that used by the CEDING COMPANY in issuing its Policy.

D.
Automatic Coverage. Except as provided under Section E of this Article, the REINSURER will automatically be liable for its Quota Share percentage, as defined in Schedule A, up to the limits shown in Schedule A, of ceded reinsurance on Policies, provided that the following conditions precedent are satisfied:

1.	Each Policy must be newly issued. Conversions of Policies that are not already covered under this Agreement shall not be considered "newly issued";

2.	Each Policy is reported to the REINSURER and reinsurance premiums are paid or credited to the REINSURER;

3.	Each Policy is written pursuant to the underwriting guidelines disclosed in Exhibit III;

4.
The total amount of in force and insurance to be issued, including contractual increases, on a life written by the CEDING COMPANY at the time the applicable Policy is issued does not exceed the Automatic Binding Limits defined in Schedule A. In. the event that a new Policy on an insured life causes the Automatic Binding Limits to be exceeded for that life, no portion of that new Policy is eligible for reinsurance under this Agreement unless specifically agreed to in writing by the REINSURER;

5.
The CEDING COMPANY has retained its per life risk retention on the Policy (as defined in Schedule A) or is at risk for its full retention on that life under the Policy and under previously issued in-force Policies on that life;

6.	The sum of (a) and (b), to the best knowledge of the CEDING COMPANY, does not exceed the Jumbo Limit stated in Schedule A, where

(a)	is the amount of life insurance currently in force in all companies, including coverages to be replaced, and

(b) is the ultimate face amount, including scheduled face amount increases, currently applied for on that life in all companies;

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7.	The CEDING COMPANY has not submitted any portion of the risks(s) to be reinsured hereunder to any reinsurer for facultative reinsurance within the past two (2) years; and

8.	The insured is a resident of the United States, its territories or protectorates, or Canada.

E.	Exceptions to Automatic Coverage. Unless REINSURER has specifically agreed to such reinsurance in writing, no reinsurance may be ceded automatically to this Agreement where:

1.	for single life Policies, the substandard mortality rating assessed to the risk exceeds Class P (500%) or its actuarial equivalent on an extra premium basis; or

2.
for second-to-die Policies, the mortality rating does not conform to the insurability parameters set forth in the CEDING COMPANY's underwriting guidelines that have been previously reviewed by the REINSURER, as attached in Exhibit III; or

3.
the insurance is issued as a group conversion, a non-contractual conversion, rollover or policy exchange, or is issued under any program where either full current evidence of insurability consistent with the amount of insurance and plan of insurance is not obtained or where conventional selection criteria are not applied in underwriting the risk; or

4.	the Policy does not exclude deaths from suicide for the maximum period allowed by state law or does not provide for the maximum period of contestability allowed by state law.

F.      Retention Warranty and Underwriting Representations.

1.
Retention Warranty. The CEDING COMPANY warrants that it will indefinitely retain for its net account - without any facultative or automatic treaty reinsurance except for catastrophic risk or surplus relief protection - its per life retention as stated in Schedule A. It is the intent of the Parties for the CEDING COMPANY to maintain a financial interest in the continuing performance of the business ceded under this agreement by maintaining such retention. The CEDING COMPANY will first notify the REINSURER of any breach of this retention warranty and the REINSURER will then be allowed to adjust premiums and or allowances on all such affected risks. In such case, the REINSURER shall give the CEDING COMPANY ninety (90) days prior written notice of a change in premium rates and/or allowances. The CEDING COMPANY shall then have the right to recapture ALL affected risks on the first Policy monthly anniversary following the notice of the premium and/or allowance change.

This provision may be waived if and only if the CEDING COMPANY requests and the REINSURER expressly grants such waiver.

2.
Underwriting Representations. The CEDING COMPANY represents and wan-ants that the underwriting practices, policies, and procedures as provided, are accurate and shall remain accurate as to all business ceded during the period of this Agreement. The CEDING COMPANY acknowledges that the REINSURER has relied upon this representation, and upon the accuracy of these underwriting practices, policies and procedures, in pricing and underwriting the reinsurance reflected in this Agreement.

The CEDING COMPANY shall notify the REINSURER before making changes in any of the Underwriting Procedures referenced in Exhibit III as well as any of the following, (collectively, "Underwriting Changes"):

(a) Insurance Underwriting Requirements
(b) Primary Underwriting Manual used to classify risks
(c) Underwriting policies and procedures which may impact mortality or persistency
(d) Exception/Business Decision processes (internal or external)

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(e) Implementation of any special underwriting programs

(f) Conditional Receipt or Temporary Insurance coverage practices

(g) Retention schedule

(h) Application forms

(i) Insurance premium rates

(j) Insurance Policy forms

The REINSURER agrees to respond promptly in writing to the CEDING COMPANY's notice of proposed changes to any of these Underwriting Changes and procedures and in no case later than thirty (30) business days after receiving notice. REINSURER'S response shall indicate whether or not the Underwriting Changes are acceptable under the Agreement.

If REINSURER agrees to the proposed Underwriting Changes without changes in existing terms and conditions, both parties agree that the revised Underwriting Changes will become part of Exhibit III, and will execute a written Amendment to reflect any material changes. All Policies ceded on or after the effective date of such Amendment shall be governed by the revised underwriting protocols.

If REINSURER does NOT agree to be bound under the existing terms and conditions of this Agreement based on CEDING COMPANY's proposed Underwriting Changes, this Agreement shall exclude the Policies affected by these changes from coverage under this Agreement effective as of the effective date of the proposed Underwriting Changes.

3.	Reinsurance Liability and Non-Compliance. Under no circumstances shall the CEDING COMPANY bind the REINSURER on Policies NOT underwritten either:

(a)	in accordance with the original standards and procedures attached as Exhibit In as representative of the underwriting protocols in effect at inception of this Agreement, OR

(b)	in accordance with any revised standards and procedures attached by Amendment in Exhibit III for business written on or after the EFFECTIVE DATE listed in any such Amendment.

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Article II, Commencement and Termination of Liability

A.	On automatic or facultative reinsurance ceded under the terms of this Agreement, the liability of the REINSURER shall commence simultaneously with that of the CEDING COMPANY.

B.
Reinsurance coverage shall be extended under this Agreement to claims for which CEDING COMPANY is liable under Policies, where such claims occur, within the Policy's conditional receipt or temporary insurance agreement period, PROVIDED that such coverage satisfies the conditions set forth in Article I, paragraph D.

C.	The liability of the REINSURER shall terminate simultaneously with that of the CEDING COMPANY, unless terminated earlier in accordance with the Agreement.

D.	The REINSURER shall be liable to reimburse claims only on those claims where the actual date of death is on or after the EFFECTIVE DATE.

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Article III, Oversights and Clerical Errors

A.
Should either the CEDING COMPANY or the REINSURER fail to comply with any of the terms of this Agreement, and if this is shown to be unintentional and the result of an oversight or clerical error on the part of either the CEDING COMPANY or the REINSURER, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the positions they would have occupied had no such oversight or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery. However, in no event shall the liability for the REINSURER under this Agreement be extended to cover any excluded risks or exceed the limits specified herein.

B.
If the CEDING COMPANY or the REINSURER discovers that the CEDING COMPANY did not cede reinsurance on a Policy that the CEDING COMPANY should have ceded under this Agreement, the CEDING COMPANY will take prompt, reasonable and necessary steps to ensure that similar oversights do not recur and both companies shall be restored to the positions they would have occupied had the CEDING COMPANY properly ceded such reinsurance at the original date. If the CEDING COMPANY does not take action to promptly cede such business under this Agreement, the REINSURER shall have the option to limit its liability to reported Policies only.

C.	Any intentional or deliberate acts or omissions by the CEDING COMPANY may not be corrected by this article.

D.
Notwithstanding the foregoing, any corrections to oversights or clerical errors shall not be reinsured for an amount which exceeds the lesser of the limits of this Agreement or the REINSURER'S available capacity (including its normal net retention and Retrocessional cover) on the life or lives in question, as such capacity is measured at the time that the applicable error or oversight has been identified to the REINSURER.

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Article IV, Plan of Reinsurance

A.	Plans of insurance listed in Schedule A shall be reinsured on the Yearly Renewable Term (YRT) basis for the Reinsured Mortality Net Amount at Risk defined below.

B.	For the purposes of this Agreement, the Reinsured Mortality Net Amount At Risk (RMNAR) is calculated as follows:

RMNAR =	(D - R - X) times the REINSURER'S Quota Share Percentage specified in Schedule A, where:

D = Death Benefit

R =	CEDING COMPANY’s available retention (Maximum retention less prior retention on the life

X =Cash Value of the Policy

C.      The minimum cession amount, if any, that maybe reinsured hereunder, is specified in Schedule

D.
The trivial amount is specified in Schedule A. Should the RMNAR on a Policy fall below the trivial amount, the CEDING COMPANY shall recapture such reinsurance effective on the next monthly policy anniversary following the date the RMNAR drops below such trivial amount.

Article V, Reinsurance Premiums

A.
The total Reinsurance Premium for the business reinsured hereunder is the sum of the Life and supplemental benefit premiums (temporary or permanent flat extras or other covered riders), as applicable, each of which is defined separately in this paragraph, as follows:

I.
The Life reinsurance premium rate shall be on an annual YRT basis expressed as a rate per thousand (1,000) of RNAR by attained age and sex as set forth in Exhibit 1. The reinsurance premium rate shall be multiplied by the RNAR and divided by one thousand (1,000).

2.
For ceded risks issued with substandard multiple ratings, the CEDING COMPANY's published list of multiples, as attached in Exhibit H, shall be used to determine the premium multiple used in the calculation.

The resulting reinsurance premium shall be multiplied by the allowances in Exhibit 11, and the REINSURER shall pay or credit to the CEDING COMPANY such allowances.

3.
For risks bearing temporary or permanent flat extras the reinsurance premiums for such risks shall be at the rates provided in Paragraph I of this Article plus the flat extra premium charged under the original Policy for the face amount reinsured. However, the REINSURER shall pay or credit allowances on such flat extras as set forth in Exhibit 11.

B.
If reinsurance is reduced, terminated, or increased by reinstatement or otherwise, pro-rata adjustment shall be made by CEDING COMPANY and REINSURER on all premium items. This provision will not apply to terminations due to the death of the insured,

C.
Reinsurance premiums shall be payable annually in advance in accordance with the procedure described in Article VI. The due date shall be the end of each calendar month for policies with anniversaries in that calendar month.

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D.
The life reinsurance rates shall be guaranteed for one (1) year. However, the REINSURER anticipates continuing to accept premiums for reinsurance ceded on the basis of the rates described in Exhibit I and its supplements. If the REINSURER deems it necessary to increase rates on in-force business, such rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue. The REINSURER shall give the CEDING COMPANY ninety (90) days prior written notice of an increase in premium rates. In such instance, CEDING COMPANY shall then have the right to recapture ALL affected risks on the first policy month/anniversary following the notice of the premium change.

E.
If the CEDING COMPANY raises premiums and/or other charges on inforce business ceded under this Agreement due to mortality experience, then the REINSURER has the right, at its discretion, to raise rates in a similar proportion, WITHOUT triggering an option of early recapture by CEDING COMPANY.

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Article VI, Reinsurance Administration

A.
The CEDING COMPANY shall have the responsibility of maintaining adequate records for the administration of the reinsurance account and shall furnish the REINSURER with periodic reports, in substantial conformity with the reports described below. Within thirty (30) days of the end of each calendar month, the CEDING COMPANY shall furnish the REINSURER with the following Reinsurance Statements:

1.	New Business Report, to include:

(a)      policy number

(b)      full name of insured

(c)      date of birth

(d)      sex and issue age

(e)      residence state

(f)      effective date

(g)	underwriting classification of the primary (and joint) insured including: risk class, substandard rating, flat extra period, flat extra amount

(h)      plan of insurance

(i)      amount issued, on the base plan and any riders

(j)      amount reinsured, on the base plan and any riders

2.	Premium Report, to include all items listed in Paragraph 1, above, and

(k)	current reinsured net amount at risk

(l)	reinsurance premium due for each reinsured policy with the premiums for life and each supplemental benefit separated. If applicable, the premium and commission shall be shown separately.

(m)           transaction code (New, Termination, Reinstatement, Death of Joint Insured, etc.)

3.
Change Report, to include the details of all policy terminations and changes on reinsured policies. In addition to the data indicated in Paragraphs I and 2, above, the report should provide information about the nature, the effective date, and the financial result of the change with respect to the reinsurance.

B.	In addition to the reports required by reporting period, the following reports shall be submitted at specified intervals, as follows:

1.	Quarterly Policy Reserve Report: The CEDING COMPANY shall provide the REINSURER with a listing of the mean reserves attributable to the reinsured portion of each policy reinsured.

2.
Annual Tax Reserve Report: Shortly after the close of the year, the CEDING COMPANY shall report to the REINSURER the amount by which the CEDING COMPANY shall reduce its tax reserve because of the reinsurance ceded under this Agreement. The details of the report should conform to the current requirements of Internal Revenue Code Section 807.

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Article VI, Reinsurance Administration (Continued)

3.
Quarterly Inforce Listing: Shortly after the close of the year, the CEDING COMPANY shall furnish the REINSURER with a listing of all inforce reinsured policies, providing items (a) through (k) in A. 2, above.

4.	Claims: Shall be reported as incurred on an individual basis.

C.
With the initial delivery of reports, the CEDING COMPANY shall provide the REINSURER a complete record layout of its electronic reporting. In addition the CEDING COMPANY shall provide the REINSURER their definitions for all codes related to the records being reported, including but not limited to: plan of insurance, risk class, transaction code.

D.
If the Premium Report referenced in Section 2, above, shows a net balance due the REINSURER, the amount due shall be remitted with the Reinsurance Statement, but no later than thirty (30) days from the month-end date for the period covered by the Reinsurance Statement. If a net balance is due the CEDING COMPANY, the REINSURER shall remit the amount to the CEDING COMPANY within ten (10) days of receipt of the Reinsurance Statement.

E.	Consistent with Article XV, Right to Offset Balances Due, pending claims or contestable claims shall NOT be utilized in calculating the net balance due each party in item C, above.

F.
The payment of reinsurance premiums is a condition precedent to the liability of the REINSURER under this Agreement. In the event the CEDING COMPANY does not pay reinsurance premiums in a timely manner as defined below, the REINSURER may exercise the following rights:

1.
The REINSURER reserves the right to charge interest if premiums are not paid within thirty (30) days of the due date, as defined in Paragraph C of Article V. The interest rate charged shall be based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year),

2.
The REINSURER will have the right to terminate this Agreement when premium payments are more than sixty (60) days past due the due date described in Paragraph C of this Article, by giving sixty (60) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this sixty-(60) day notice period, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate. If all premiums in default are received within the sixty-(60) day time period, the Agreement will remain in effect.

G.
The CEDING COMPANY shall inform the REINSURER of any subsequent revisions it makes to the data format or the code structure, in writing, according to the terms of Article XXII, Section A, Notification, no later than thirty (30) days prior to any such revision.

H.
Data Delinquency - If the CEDING COMPANY fails to report data within sixty (60) days of the due date as required by the terms of this Article, any policies affected shall be considered in suspense, and hence NOT reinsured. The CEDING COMPANY shall then have sixty (60) days to cure this delinquency, at which time the REINSURER has the option to terminate this Agreement for new business, RETROACTIVE to the date when data was last properly submitted in substantially correct form.

I.	Valuation Data Delinquency - Notwithstanding Section G of this Article, valuation data for year-end statutory reporting MUST be provided by January 31 of the next calendar year.

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Article VII, Settlement of Claims

A.	Claims eligible for reimbursement are only those that the CEDING COMPANY is contractually required to pay under Policies reinsured hereunder, on claim events that occur on or after the EFFECTIVE DATE.

B.	The CEDING COMPANY will notify the REINSURER as soon as reasonably possible after the CEDING COMPANY receives notice of a claim.

C.
For claims occurring outside the contestable period of any Policy or any Policy with a reinsured amount less than $500,000, and if the CEDING COMPANY provides satisfactory proof of claim liability, as determined by the REINSURER, claim settlements made by the CEDING COMPANY on Policies reinsured hereunder shall be binding on the REINSURER. REINSURER reserves the right to audit complete claim files (including underwriting files) at its sole discretion.

D.
For claims occurring during the contestable period, the CEDING COMPANY shall provide the REINSURER with prompt notification of the claim and with a complete set of papers for review (including the underwriting file) on reinsured amounts of $500,000 or greater. Unless otherwise required by applicable law or contractual obligation, the CEDING COMPANY will wait for up to five (5) business days from the date of submission of papers to the REINSURER for the REINSURER's recommendation before conceding liability or making settlement to the claimant. Such consultation and review shall not impair the CEDING COMPANY's freedom to determine its own position and course of action on the claim.

E.
Settlements by the REINSURER shall be in a lump sum regardless of the mode of payment made by the CEDING COMPANY. Timing of such payments shall be on a claim by claim basis, as they are incurred and approved for payment by the REINSURER.

F.
If CEDING COMPANY settles a claim for an amount less than the contractually required amount, then the REINSURER's liability will be proportionately reduced so that the Reinsured portion of the total amount at risk on such life will be in the same proportion that the Reinsured portion bore to the total amount of the CEDING COMPANY's insurance amount at risk on such life. Nothing in this provision shall ever cause the REINSURER's liability to increase.

G.	On first to die cover-ages, the REINSURER will only pay out their share of the death benefit coverage once, even if there is a simultaneous death.

H.
On claims arising from a suicide of the insured life during the suicide period on a reinsured policy where the death benefit is a return of premium, the REINSURER shall pay the CEDING COMPANY its proportionate share of the actual benefit amount refunded by the CEDING COMPANY; otherwise, the REINSURER shall discharge its liability by refunding to the CEDING COMPANY the sum of reinsurance premiums less applicable allowances paid on that risk.

I.
If the amount of claim liability changes due to misstatement of age, rate classification or any error causing a change in liability, the REINSURER's share of reinsurance liability shall change proportionately, subject to the Reinsurance Specifications set forth in Schedule A.

J.
If the CEDING COMPANY is legally obligated to pay interest on a claim, the REINSURER shall indemnify the CEDING COMPANY for the REINSURER's proportionate share of such interest. Interest paid by the REINSURER under this provision shall be computed at the same rate and for the same period as that paid by the CEDING COMPANY.

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Article VII, Settlement of Claims (Continued)

K.
The REINSURER's liability for waiver of premium disability claims shall be limited to waiving the reinsurance premium for any disabled person as defined by the terms of the Policy. The CEDING COMPANY shall provide satisfactory proof of any waiver of premium disability claim, and upon request of the REINSUREF, shall provide proof of the insured person's continuing disability. The CEDING COMPANY shall notify the REINSURER when the insured person is no longer eligible for such waiver of premium disability claim, and the CEDING COMPANY shall resume paying reinsurance premiums on the insured person on the next due date in accordance with Article VI. For the purposes of this Agreement, the date of loss for waiver of premium shall be the actual date of the disability.

L.
The CEDING COMPANY shall immediately notify the REINSURER of its intention to contest, compromise or litigate a claim and will give the REINSURER the opportunity to review the claim file. If the REINSURER agrees to participate in such a contest or compromise, the REINSURER shall share in the expense of any contest or compromise of that claim in the same proportion that the reinsured risk with the REINSURER in excess of the CEDING COMPANY's retention, bears to the total net risk of the CEDING COMPANY under all policies on that life being contested by the CEDING COMPANY and shall share in the total amount of any reduction in liability in the same proportion. Compensation of salaried officers and employees of the CEDING COMPANY shall not be considered claim expenses. If the REINSURER declines to be a party to the contest, compromise or litigation, the REINSURER will so notify the CEDING COMPANY within five (5) days of the receipt of the final claim papers and will pay its share of reinsurance to the CEDING COMPANY and thus be discharged of any future liability that is associated in any way with that claim. The REINSURER shall not be liable for costs of legal and/or investigative expenses incurred subsequent to the date of the REINSURER's notice of declination, nor shall it share in any subsequent increase or reduction of liability.

M.
In no event will the REINSURER participate in any extra-contractual damages, including without limitation any punitive or compensatory damages or statutory penalties which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement.

Subject to the foregoing paragraph, to the extent permitted by law, REINSURER shall share proportionately with respect to extra-contractual damages only if the REINSURER specifically consented in writing prior to the relevant acts, course of conduct or emissions to the act, of the CEDING COMPANY that ultimately resulted in the assessment of the extra-contractual damages. In. such situations, the REINSURER and the CEDING COMPANY shall share such damages, including but not limited to Consequential, Compensatory, Punitive, and Statutory damages as defined below, so assessed in equitable proportions.

For purposes of this provision, the following definitions shall apply:

"Consequential Damages" are losses that occur indirectly from the act complained of,

"Compensatory Damages" are those amounts awarded to compensate for actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute;

"Exemplary Damages" or "Punitive Damages" are those damages which are awarded as a penalty, the amount of which is not governed, nor fixed, by statute; and

"Statutory Damages" are amounts awarded as a penalty, but fixed in amount by statute.

N.	In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to Policy proceeds or benefits.

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0.
The CEDING COMPANY reserves the right to charge interest if claims are not paid within thirty (30) days of the due date, defined as the date the REINSURER receives a request for payment from the CEDING COMPANY. The interest rate charged shall be based on the ninety-(90) day Federal Government Treasury Bill as first published by the Wall Street Journal in the month following the due date of the reinsurance premiums plus one hundred (100) basis points. The method of calculation shall be simple interest (360-day year).

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Article VIII, Policy Changes

A.
Changes. Other than material changes that are mandated by applicable law, any Policy reinsured hereunder where the criteria for automatic reinsurance is materially changed shall no longer be reinsured hereunder effective as of the date of the change, unless the CEDING COMPANY has provided notice to and received approval from the REINSURER.

B.
Reinstatements. If an automatically reinsured lapsed Policy is reinstated in accordance with the terms of the Policy and the rules of the CEDING COMPANY, as disclosed to the REINSURER (and attached hereto), the reinsurance shall be reinstated automatically. For facultatively reinsured cases, the reinstatement application shall be submitted to the REINSURER for individual consideration. The CEDING COMPANY shall report the reinstatement in the first report due thereafter, according to the provisions of Article VI.

C.
Accelerated Death Benefits. If an Accelerated Death Benefit is paid, the REINSURER'S liability hereunder for its share of the death benefit shall not be affected. The REINSURER shall not be liable for claim payment until the time of death.

D.	Continuations. A continuation is a new policy replacing a Policy issued earlier by the CEDING COMPANY or a change in an existing Policy that is issued or made either:

1.      under the terms of the original Policy, or

2.	without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original Policy, or

3.	without a suicide exclusion period or contestable period of equal duration to those contained in new issues by the CEDING COMPANY, or

4.	without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original Policy.

Continuations shall be reinsured under this Agreement only if the original Policy was reinsured with the REINSURER, subject to the following: attained age and duration premium calculations shall apply; and the amount of reinsurance under this Agreement shall not exceed the amount of the reinsurance of the original Policy with the REINSURER immediately prior to the continuation.

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Article IX, Terminations and Reductions

If any portion of a CEDING COMPANY Policy is terminated or reduced, any reinsurance hereunder on that life will also be decreased by a corresponding amount. The reduction in reinsurance, as applied to each Policy, shall be proportional, determined on the basis of the REINSURER's Quota Share percentage set forth in Schedule A.

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Effective: April 14,2008

Article X, Inspection of Records

The REINSURER, or its duly appointed representatives, shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the CEDING COMPANY, or otherwise, all records referring to reinsurance ceded to the REINSURER. The CEDING COMPANY agrees to authorize the REINSURER to inspect all such records, including without limitation any such records that are owned or controlled by or in the possession of any broker or intermediary.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XI, Insolvency

A.	A party to this Agreement will be deemed insolvent when it:

1.	Applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor ("Authorized Representative") of its properties or assets; or\

2.	Is adjudicated as bankrupt or insolvent; or

3.
Files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation, or similar law or statute; or

4.	Becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

B.
In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable, on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its Authorized Representative without diminution because of the insolvency of the CEDING COMPANY.

C.
In the event of insolvency of the CEDING COMPANY, the Authorized Representative will, within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate such claim and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its Authorized Representative. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the CEDING COMPANY.

D.
Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

E.
In the event of insolvency of the REINSURER, the liability of the REINSURER shall not terminate but shall continue with respect to the reinsurance ceded to the REINSURER by the CEDING COMPANY prior to the date of such insolvency, and the CEDING COMPANY may seek to obtain a security interest in any and all sums held by or under deposit in the name of the REINSURER. The provisions of Article XXI notwithstanding, the CEDING COMPANY may terminate this Agreement immediately for new business. The CEDING COMPANY shall provide written notification of its intent to terminate the Agreement for new business, but any required waiting period shall be waived.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XII, Negotiation

A.
Within ten (10) days after one of the parties has given the other the first written notification of a specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. These officers will meet at a mutually agreeable location as early as possible (the first meeting to occur no later than 30 days after written notification is received by the notified party), and agree to meet as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The designated officers will decide the specific format for such discussions.

B.
If the officers cannot resolve the dispute within thirty (30) days of their first meeting, the parties will agree to submit the dispute to formal arbitration, as set forth in Article XIV. However, the parties may agree in writing to extend the negotiation: period for an additional thirty (30) days.

C.
The notice under the terms of this provision shall state, in bold letters in large type at the heading of the letter "NOTICE OF NEGOTIATION PROCEDURES PURSUANT TO ARTICLE XIII OF AUTOMATIC YRT REINSURANCE AGREEMENT" "THIS NOTICE AFFECTS YOUR RIGHT TO ASSERT TIME BAR DEFENSES AND REQUIRES A TIMELY RESPONSE" and shall state the position of the party who has initiated the negotiation. Ile parties agree that the notice shall prevent the running of time-bar defenses for the issues or issues that are stated in the notice, and they agree that they will not assert any time-bar defense (statutory or otherwise) that is associated with the time period after the filing of the notice.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XIII, Arbitration

A.
It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with utmost good faith. If after the negotiation required by Article XIH the REINSURER and the CEDING COMPANY cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration as a precedent to any right or action hereunder.

B.
To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three ARIAS-US certified arbitrators who will be current or former officers of life insurance or life reinsurance companies. Notwithstanding the foregoing, each arbitrator shall be disinterested and no arbitrator shall be an officer or former officer of either party or their affiliates or subsidiaries, be under the control of either party, or have any financial interest in the outcome of the arbitration. Each of the contracting companies will appoint one of the arbitrators within thirty (30) days from the date notification is received and these two arbitrators will select the third arbitrator within thirty (30) days from the date of appointment of the last arbitrator. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of the date notification is received, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator shall be chosen in accordance with ARIAS-US procedures. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by majority vote.

D.
The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on the strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing within sixty (60) days of the completion of arbitration proceedings. There will be no appeal of their written decision, and either party to the arbitration may petition any court having jurisdiction over the subject matter and the parties to reduce that decision to judgment.

E.
Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees, and the parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XIV, Right to Offset Balances Due

The CEDING COMPANY and the REINSURER shall have, and may exercise at any time, the right to offset any undisputed balances due one party to the other, its successors or assignees, against balances due to the other party under this Agreement. This right of offset shall not be affected or diminished because of the insolvency of either party to this Agreement.

Notwithstanding the above, pending claims and contestable claims shall be deemed disputed balances for the purposes of this Article.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XV, Taxes

A.	State Premium Taxes. The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

B.      DAC Tax. Will be treated in accordance with Article XXII.

C.	Other Taxes. The REINSURER will not be responsible for any additional taxes incurred, now or in the future, either directly or indirectly by the CEDING COMPANY.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XVI, Confidentiality

The Ceding Company and the Reinsurer agree that Proprietary Information will be treated as confidential. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Proprietary Information will not include information that:

a.	is or becomes available to the general public through no fault of the party receiving the Proprietary Information (the "Recipient");
b.	is independently developed by the Recipient;
c.	is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
d.	is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.

The Ceding Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer as long as the data cannot be identified as belonging to the Ceding Company.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XVII, Entire Agreement

This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There is no understanding between the parties regarding the subject matter herein other than as expressed in this Agreement and any change or modification to this Agreement shall be null and void unless made by Amendment or Addendum to the Agreement and signed by both parties.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XVIII, Severability and Article Names

A.
If any provision of this Agreement is determined to be illegal, invalid, unenforceable or void by any administrative agency, regulatory body, arbitration panel or court of competent jurisdiction, such a determination will not impair or affect the legality, validity, or enforceability of the remaining provisions of this Agreement; provided, however, that if by operation of this Article, the rights and obligations of either the CEDING COMPANY or the REINSURER are materially altered, the parties agree to negotiate a mutually acceptable replacement provision to preserve the intent of both parties.

B.
Both parties agree that the names of each Article in this Agreement and also the titles, sub-header names, and/or sub-section names used throughout are for the sole purpose of ease of reference. None of these shall be construed to add or detract from the actual wording of the terms contained in the various Articles within this Agreement.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XIX, Duration of Agreement

A.
This Agreement shall be unlimited as to its duration but may be terminated for new cessions; at any time by either party giving ninety (90) days notice of termination in writing, as per the terms of Article XXII. The REINSURER shall continue to accept reinsurance during this ninety (90) day period and shall remain liable on all reinsurance ceded under this Agreement until the end of the ninety (90) day notification period or earlier termination in accordance with Articles II, VI or X.

B.
Further, except as otherwise provided under Articles II, VI or X, the REINSURER shall remain liable for all Policies in force ceded hereunder at the date of the termination, set forth in the notice referred to in Paragraph A above, until their natural expiration, unless the parties mutually decide otherwise or as specified otherwise in this Agreement.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XX, Change of Control

A.	In the event the CEDING COMPANY has a Material Change in Ownership, the CEDING COMPANY shall notify the REINSURER within ninety (90) days of the effective date of such change in ownership.

B.      A "Material Change in Ownership" shall mean that:

a)
directly or indirectly, any "person" or group of "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who was not the 100% beneficial owner of the CEDING COMPANY at the Effective Date of this Agreement has acquired beneficial ownership of the CEDING COMPANY (as defined in Rules 13d-3 and l3d-5 under the Exchange Act) or

b)
in a single transaction or in a series of related transactions, the CEDING COMPANY has had a change of control of thirty percent (301/o) or more of the total voting power of its voting stock (on a fully diluted basis), whether as a result of the issuance of securities, any merger, consolidation, liquidation or dissolution of the CEDING COMPANY, or any direct or indirect transfer of securities or otherwise.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XXI, Other Provisions

A.
Notifications. Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and either 1) delivered personally, 2) sent by facsimile or other similar transmission to a number specified in writing by the recipient, 3) delivered by overnight express, or 4) sent by Registered or Certified Mail, Postage Prepaid, Return Receipt Requested, as follows:

If to CEDING COMPANY:                                                           American National Insurance Co
I Moody Plaza
Galveston, TX 77550
Reinsurance Department

If to REINSURER:                                                           ACE TEMPEST LIFE RE USA
281 Tresser Boulevard
Stamford Plaza Two
Suite 500
Stamford, CT 06901-3264
Attn: Bruce Horton

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will 1) if delivered personally or by overnight express, be deemed given upon delivery; 2) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and 3) if sent by Registered or Certified mail, be deemed given when marked Postage Prepaid by the sender's terminal. Any party from time-to-time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

B.	Assignment. No assignment of the Agreement, in whole or in part, or any rights under it, by either party, shall be valid without the prior written consent of the other party.

C.	Currency. All financial transactions under this Agreement shall be made in U.S. dollars.

D.
Survival. All provisions of this Agreement will survive its termination to the extent necessary to ascertain and enforce the parties' rights and or obligations hereunder existing at the time of its termination.

E.
No Waiver. No waiver by either party of any violation or default by the other party in performance of any promise, term, or condition of this Agreement will be construed to be a waiver by such party of any other or subsequent violation or default in the performance of the same or any other promise, term, or condition of this Agreement. The failure of any party to enforce any part of this Agreement will not constitute a waiver by such party of its rights to do so, nor will it be deemed to be an act of ratification or consent.

F.
No Third Pg!y Beneficiaries. There are no third party beneficiaries to this Agreement. No underlying insured, beneficiary or any other non-party shall have any claim against the REINSURER under this Agreement.

G.
Applicable Law and Construction. This Agreement will be construed in accordance with the laws of the State of domicile of the CEDING COMPANY. The Parties agree that this Agreement is a freely negotiated contract between the CEDING COMPANY and the REINSURER and will not be construed against either party on the basis of which party drafted this Agreement.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XXII, DAC Tax: Treasury Regulation Section 1.848-2(g) (8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g) (8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for the year this Agreement becomes effective and all subsequent taxable years for which this Agreement remains in effect.

A.      The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

B.	The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

C.
The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deduction limitation of IRC Section 848(c)(1).

D.
Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information, which may be otherwise required by the IRS.

E.
The CEDING COMPANY will submit to the REINSURER by April Ist of each year, a schedule of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

F.
The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER's receipt of the CEDING COMPANY's calculation. If the REINSURER does not notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER's tax return for the previous calendar year.

G.
If the REINSURER contests the CEDING COMPANY's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Article XXIII, Execution of Agreement

This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the EFFECTIVE DATE.

American National Insurance Co.

By:

Date:

Attest:
Name/Title

ACE LIFE INSURANCE CO. By:

By:

Date:

By:

Date:

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American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Schedule A

Reinsurance Specifications

A.      Plan(s) of Insurance and Benefits Covered Executive Universal Life

The REINSURER does not participate in cash surrender values, policy loans, dividends, or paid up additions.

B.      Policy Issue Dates

Policies issued on or after April 14, 2008, not withstanding that such policies may have been backdated for up to six (6) months to save age.

C.	CEDING COMPANY's Quota Share Retention

The CEDING COMPANY's Quota Share Percentage equals 25%, not to exceed the following limits per life, 100% reinsured thereafter:

Life: $700,000

Issue Ages 0-85	Standard -Table 16 $700,000

D.      REINSURER's Quota Share Percentage of YRT Pool

33.3%

E.	Automatic Binding Limits

The CEDING COMPANY agrees not to bind the REINSURER automatically when the face amount of the policy would cause the total amount inforce with the CEDING COMPANY on the life to exceed the following:

Life:

Issue Ages 0-85	Standard -Table 16 $20,000,000

F.	Jumbo Limit (Defined as the total of in force policies in all companies plus the amount applied

for)	$50,000,000

G.      Minimum Cession Amount $25,000

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

H.      Trivial Amount $16,667

I.      Earliest Recapture Date No Recapture

J.      Basic Reserve Valuation Basis:

(a) Mortality: 2001 CSO, ALB, Sex & Smoker Distinct, 25 Year Select Factors

(b) Interest: 4.0%

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Exhibit I

Reinsurance Premium Rates

Based on the following pay percents applied to American National's 2001 VBT, 25 year Select and, Ultimate, Male/Female, Nonsmoker/Smoker, Age Last Birthday Tables.

Premium percentages vary by underwriting class and issue age as follows:

	Preferred Plus Non- Nicotine	Preferred Non- Nicotine	Std Plus Non- Nicotine	Standard Non- Nicotine	Preferred Nicotine	Standard Nicotine
Face>$500K	PPNS	PNS	STDPNS	STDNS	PSM	STDSM
Issue Age<70:	46.1%	54.5%	60.5%	73.5%	77.5%	90.0%
Issue Age>70:	55.5%	58.0%	61.0%	73.5%	77.5%	90.0%

Face amounts less than $500,000 will be reinsured using the same rates and terms only if the CEDING COMPANY has reached maximum retention on a life.

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Exhibit II

Reinsurance Premium Allowances

For substandard table extras and for flat permanent extras payable for more than five (5) years, allowances will be the same as those shown for standard ratings, not to exceed 100% in the first year.

For flat temporary extras payable for five years or less and for flat extras for aviation hazards, the allowances will be 10% in all years.

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008

Exhibit III

Published and Disclosed Underwriting Procedures and Policies

As previously provided.

American National Insurance Co Agreement No. 08-010-TL
Effective: April 14,2008